Exhibit 99.1
Onyx Pharmaceuticals Announces Pricing of Concurrent Offerings of
Four Million Shares of Common Stock and
$200 Million Principal Amount of Convertible Senior Notes
Emeryville, CA — August 6, 2009 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it has agreed to sell an aggregate of four million shares of its common stock at a price to the public of $30.50 per share and $200 million aggregate principal amount of its 4.00% convertible senior notes due 2016 in concurrent underwritten public offerings. Onyx has granted the underwriters 30-day options to purchase up to an additional 600,000 shares of its common stock and up to an additional $30 million aggregate principal amount of its convertible senior notes in connection with the offerings. Onyx estimates aggregate net proceeds from the concurrent offerings to be $310 million (assuming no exercise of the underwriters’ options to purchase additional shares of common stock and convertible notes). All of the shares of common stock and the notes are being offered by Onyx.
Prior to May 15, 2016, the notes will be convertible into shares of Onyx’s common stock only upon specified events, and, thereafter until maturity, at any time. The notes will be convertible by holders into shares of Onyx’s common stock at an initial conversion rate of 25.2207 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represent an initial conversion price of approximately $39.65 per share. Upon conversion, the notes may be settled by the payment of cash, shares of Onyx common stock or a combination thereof, at the option of Onyx. Onyx will have the right to redeem the notes in whole or in part at a specified redemption price on or after August 20, 2013 if the last reported sale of our common stock exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice.
Goldman, Sachs & Co. is acting as the sole book-running manager for these offerings. Barclays Capital Inc., J.P.Morgan Securities, Inc., and Lazard Capital Markets LLC are acting as co-managers. The common stock offering and the convertible senior note offering are being conducted as separate public offerings by means of separate prospectus supplements, and neither of these offerings is contingent upon the consummation of the other. Onyx expects to close the transactions on or about August 12, 2009, and each closing is subject to the satisfaction of customary closing conditions.
These offerings are being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission (the “SEC”). For each offering, a prospectus supplement and accompanying prospectus describing the terms of such offering have been filed with the SEC. Before investing in either offering, interested parties may read the prospectus supplement and the accompanying prospectus for such offering and the other documents Onyx has filed with the SEC. These documents are incorporated by reference in the prospectus supplement and the accompanying prospectus and provide more complete information about Onyx and the offering. Copies of the prospectus supplements may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com. Electronic copies of the prospectus supplements may be obtained by visiting EDGAR on the SEC website at www.sec.gov.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offerings of the securities may be made only by means of a prospectus supplement and accompanying prospectus.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding expectations as to completion and timing of any public offering. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties related to the financial markets. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC under the heading “Risk Factors” for a more detailed description of such factors, as well as Onyx’s subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.
Contacts:

Julie Wood	Matthew K. Fust
Vice President, Corporate Communications & Investor Relations	Executive Vice President & Chief Financial Officer
(510) 597-6505	(510) 597-6392